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                                              Filed Pursuant to Rule 424(B)(3)
                                         Registration Statement No. 333-121263

                PRICING SUPPLEMENT NO. 1633 DATED 11 AUGUST 2006

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF A$6,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2015,
 CURRENTLY TOTALING A$2,986,838,000.00 (A$ 2,879,338,000.00 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS
Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 4, 2001 and the accompanying prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 14, 2005 (as amended by the supplement to prospectus supplement dated July 21, 2006), which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. This pricing supplement will be published on the Luxembourg Stock Exchange's website. This pricing supplement is a pricing supplement for the purposes of the prospectus supplement dated August 3, 2006.


1.        Issuer:                     Queensland Treasury Corporation

   (i)
   (ii)   Guarantor:                  The Treasurer on behalf of the Government
                                      of Queensland

2.        Benchmark line:             2015
                                      (to be consolidated and form a single
                                      series with QTC 6% Global A$ Bonds due 14
                                      October, 2015 , ISIN US748305BE82)

3.        Specific Currency or
          Currencies:                 AUD ("A$")

4. (i)    Issue price:                101.728%

   (ii)   Dealers' fees and
          commissions paid by Issuer: No fee or commission is payable in respect of the issue of the bond(s) described in this Pricing Supplement. Instead, QTC pays fees and commissions in accordance with the procedure described in the QTC Offshore and Onshore Fixed

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                                      Interest Distribution Group Operational
                                      Guidelines.

5.        Specified Denominations:    A$1,000

6. (i)    Issue Date:                 15 August 2006

   (ii)   Record Date:                6 April/6 October.  Security will be
                                      ex-interest on and from 7 April/7 October.

   (iii)  Interest Payment Dates:     14 April/14 October

7.        Maturity Date:              14 October 2015

8.        Interest Basis:             6 per cent Fixed Rate

9.        Redemption/Payment Basis:   Redemption at par

10.       Change of Interest Basis or
          Redemption/Payment Basis:   Not Applicable



11.(i)    Status of the Bonds:        Senior and rank pari passu with other
                                      senior, unsecured debt obligations of QTC

   (ii)   Status of the Guarantee:    Senior and ranks pari passu with all its
                                      other unsecured obligations

12.       Method of distribution:     Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE


13.       Fixed Rate Note Provisions
          Applicable

   (i)    Rate(s) of Interest:        6 percent per annum payable semi-annually
                                      in arrears

   (ii)   Interest Payment Date(s):   14 April and 14 October in each year up to
                                      and including the Maturity Date

   (iii)  Fixed Coupon Amount(s):     A$30 per A$1,000 in nominal amount

   (iv)   Determination Date(s):      Not Applicable

   (v)    Other terms relating to the
          method of calculating
          interest for Fixed Rate
          Bonds:                      None

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                        PROVISIONS RELATING TO REDEMPTION
14.       Final Redemption Amount:    A$1,000 per bond of A$1,000 Specified
                                      Denomination
15.       Early Redemption Amount(s)
          payable on redemption for
          taxation reasons or on event
          of default and/or the method
          of calculating the same:    Not Applicable

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.       Form of Bonds:              Permanent Global Note not exchangeable
                                      for Definitive Bonds

17.       Additional Financial
          Centre(s) or other special
          provisions relating to
          Payment Dates:              Not Applicable

18.       Talons for future Coupons or
          Receipts to be attached to
          Definitive Bonds (and dates
          on which such Talons
          mature):                    No

19.       Other terms or special
          conditions:                 Not Applicable

                                  DISTRIBUTION




20.(i)    If syndicated, names and
          addresses of Managers and
          underwriting commitments:   Not Applicable

   (ii)   Date of Dealer Agreement:   11 August 2006

   (iii)  Stabilizing Manager(s)
          (if any):                   Not Applicable

21.       If non-syndicated, name and
          address of relevant Dealer: ABN AMRO Australia Ltd
                                      ABN AMRO Tower
                                      Cnr Philip and Bent Street
                                      Sydney NSW 2000

22.       Whether TEFRA D or TEFRA C
          rules applicable or TEFRA
          rules not applicable:       TEFRA Not Applicable

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23.       Additional selling
          restrictions:               Not Applicable

LISTING APPLICATION

      This pricing supplement comprises the final terms required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

      The Issuer and the Guarantor accept responsibility for the information contained in this pricing supplement.

Signed on behalf of the Issuer:


By:
   -----------------------------------
             Duly authorized


                           PART B - OTHER INFORMATION

1.        LISTING
(i)       Listing:                    Bourse de Luxembourg.

(ii)      Admission to trading:       Application has been made for the bonds to
                                      be admitted to trading on the regulated
                                      market of the Bourse de Luxembourg with
                                      effect from the Issue Date.

2.        RATINGS
          Ratings:                    The bonds to be issued have been rated:

                                      S&P:       AAA
                                      Moody's:   Aaa

                                      An obligation rated 'AAA' by S&P has the highest credit rating assigned by Standard & Poor's. The obligor's capacity to meet its financial commitment on the obligation is extremely strong.

                                      Obligations rated Aaa by Moody's are
                                      judged to be of the highest quality with minimal credit risk.

                                      A credit rating is not a recommendation
                                      to buy, sell or hold securities and may
                                      be revised or withdrawn by the rating
                                      agency at any time. Each rating should be evaluated independently of any other rating.

3.        INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN

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          THE ISSUE
Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.        REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES
(i)       Reasons for the Offer:      See "Use of Proceeds" section in the
                                      prospectus supplement.

(ii)      Estimated net proceeds:     Not Applicable.

(iii)     Estimated total expenses:   Not Applicable.

5.        YIELD
          Indication of yield:        6.04%

                                      Calculated as 7 basis points less than the yield on the equivalent A$ Domestic Bond issued by the Issuer under its Domestic
                                      A$ Bond Facility on the Trade Date.

                                      The yield is calculated on the Trade Date on the basis of the Issue Price. It is not an indication of future yield.

6.        OPERATIONAL INFORMATION
(i)       ISIN Code:                  US748305BE82

(ii)      Common Code:                017598066

(iii)     CUSIP Code:                 748305BE8

(iv)      Any clearing system(s)
          other than Depositary
          Trust Company, Euroclear
          Bank S.A./N.V. and
          Clearstream Banking, societe
          anonyme and the relevant
          identification number(s):   Not Applicable

(v)       Delivery:                   Delivery free of payment

(vi)      Names and addresses of
          additional Paying
          Agent(s) (if any):          Not Applicable